Exhibit 99.1

500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600

FOR IMMEDIATE RELEASE	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Announces Agreement to Acquire Progressive Bancorp, Inc. and Progressive Bank

BATON ROUGE, La., – July 7, 2025 – Business First Bancshares, Inc. (Nasdaq: BFST) (“Business First”), the holding company for b1BANK, announced today the signing of a definitive agreement to acquire Progressive Bancorp, Inc. (“Progressive”) and its wholly-owned bank subsidiary, Progressive Bank.

Once completed, the acquisition is expected to increase Business First’s total assets to approximately $8.5 billion, with over $6.6 billion in total loans. As of March 31, 2025, Progressive reported total assets of $752 million, deposits of $673 million, and equity capital of $65 million.

The transaction expands b1BANK’s already strong commitment to the North Louisiana market and, post-merger, b1BANK will maintain the leading deposit market share across the state among Louisiana-based banks.

“This partnership combines companies with shared values, similar cultures and complementary strategies,” said Jude Melville, chairman, president and chief executive officer of Business First Bancshares, Inc. “We’re adding talented bankers who are well-established in communities that are important to us. It deepens our Louisiana footprint, strengthens our deposit and liquidity profiles, and results in an economically strengthened shared franchise. We will together more thoroughly serve our respective clients in what is an increasingly competitive arena.”

George Cummings III, chairman and chief executive officer of Progressive, added, “We’ve built Progressive on trusted relationships and a commitment to serving our communities with care and consistency. This partnership allows us to continue that mission with greater resources, broader capabilities and a shared belief in relationship banking. We’re confident this new chapter will greatly benefit our shareholders and create lasting value for our customers, employees and communities.”

Upon completion of the proposed transaction, Cummings will join both the b1BANK and Business First Bancshares, Inc. boards of directors. David Hampton, president of Progressive, will join b1BANK as vice chairman of the North Louisiana market.

Under the definitive agreement, Business First expects to issue approximately 3,050,490 shares of common stock to Progressive shareholders, who will own approximately 9.3 percent of the combined company after closing. These amounts may be subject to adjustment based upon the exercise of Progressive stock options prior to closing and the price of Business First common stock shortly before closing. Cash will be paid in lieu of fractional shares and for in-the-money stock options. The transaction received unanimous approval from both companies’ boards of directors. Progressive directors and executive officers have also agreed to vote their shares in support of the transaction.

The transaction is expected to close early in the first quarter of 2026, pending regulatory and Progressive shareholder approvals.

Raymond James & Associates, Inc. acted as financial advisor, and Hunton Andrews Kurth LLP served as legal counsel to Business First. Mercer Capital served as financial advisor, and Munck Wilson Mandala LLP served as legal counsel to Progressive.

For additional information regarding the proposed transaction, an Investor Presentation has been filed with the U.S. Securities and Exchange Commission (SEC) and may be accessed, at no charge, on the SEC’s website at www.sec.gov and at Business First’s website at www.b1BANK.com.

About Business First Bancshares Inc.

As of March 31, 2025, Business First Bancshares Inc. (Nasdaq: BFST), through its banking subsidiary b1BANK, has $7.8 billion in assets and $7.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson LLC (SSW), excluding $0.9 billion of b1BANK assets managed by SSW. b1BANK operates banking centers and loan production offices across Louisiana and Texas, providing commercial and personal banking products and services. b1BANK is a 2024 Mastercard “Innovation Award” winner and a multiyear recipient of American Banker magazine’s “Best Banks to Work For.” Visit b1BANK.com for more information.

About Progressive Bancorp, Inc.

Progressive Bancorp, Inc. is a bank holding company and the parent company of Progressive Bank, a Louisiana banking association that offers a full range of banking products and services from nine full-service branch locations across Louisiana. As of March 31, 2025, Progressive Bank had $752 million in total assets, $583 million in total loans, $673 million in total deposits and $65 million in shareholders’ equity. More information is available at https://www.progressivebank.com/.

No Offer or Solicitation

This press release does not constitute an offer to sell, a solicitation of an offer to sell, or a solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise. No offer of securities or solicitation shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act. These forward-looking statements reflect Business First’s current views with respect to future events and Business First’s financial performance. Any statements about Business First’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Business First cautions that the forward-looking statements in this press release are based largely on Business First’s current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of Business First, Progressive and the combined company, as well as the businesses and markets in which they do and are expected to operate. These forward-looking statements are not guarantees of future performance and involve a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which are, in many instances, beyond Business First’s control. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the expected impact of the proposed transaction between BFST and Progressive on the combined entities’ operations, financial condition, and financial results; (2) the businesses of Business First and Progressive may not be combined successfully, or such combination may take longer to accomplish than expected; (3) the cost savings from the proposed transaction may not be fully realized or may take longer to realize than expected; (4) operating costs, customer loss and business disruption following the proposed transaction, including adverse effects on relationships with employees, may be greater than expected; (5) regulatory approvals of the proposed transaction may not be obtained, or adverse conditions may be imposed in connection with regulatory approvals of the proposed transaction; (6) the Progressive shareholders may not approve the proposed transaction; (7) the impact on Business First and Progressive, and their respective customers, of a decline in general economic conditions that would adversely affect credit quality and loan originations, and any regulatory responses thereto; (8) potential recession in the United States and Business First’s and Progressive’s market areas; (9) the impacts related to or resulting from bank failures and any continuation of the uncertainty in the banking industry, including the associated impact to Business First, Progressive and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; (10) the impact of changes in market interest rates, whether due to continued elevated interest rates resulting in further compression of net interest margin or potential reductions in interest rates resulting in declines in net interest income; (11) the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and the Business First and Progressive market areas; (12) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (13) uncertainty regarding United States fiscal debt and budget matters; (14) political and policy uncertainties, changes in U.S. and international trade policies, such as tariffs or other factors, and the potential impact of such factors on the Company and its customers; (15) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (16) competition from other financial services companies in Business First’s and Progressive’s markets; or (17) current or future litigation, regulatory examinations or other legal and/or regulatory actions. Additional information regarding these risks and uncertainties to which Business First’s business and future financial performance are subject is contained in Business First’s most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents Business First files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which Business First is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, Business First can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and Business First does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made with respect to the proposed transaction involving Business First and Progressive. This material is not a solicitation of any vote or approval of the Progressive shareholders and is not a substitute for the proxy statement/prospectus or any other documents that Business First and Progressive may send to their respective shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, Business First will file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) that will include a proxy statement of Progressive and a prospectus of Business First, as well as other relevant documents concerning the proposed transaction. Before making any voting or investment decisions, investors and shareholders are urged to read carefully the Registration Statement and the proxy statement/prospectus regarding the proposed transaction, as well as any other relevant documents filed with the SEC and any amendments or supplements to those documents, because they will contain important information. Progressive will mail the proxy statement/prospectus to its shareholders. Shareholders are also urged to carefully review and consider Business First’s public filings with the SEC, including, but not limited to, its proxy statements, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Copies of the Registration Statement and proxy statement/prospectus and other filings incorporated by reference therein, as well as other filings containing information about Business First, may be obtained, free of charge, as they become available at the SEC’s website at www.sec.gov. You will also be able to obtain these documents, when they are filed, free of charge, from Business First at www.b1BANK.com. Copies of the proxy statement/prospectus can also be obtained, when they become available, free of charge, by directing a request to Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, LA 70801, Attention: Corporate Secretary, Telephone: 225-248-7600.

Participants in the Proposed Transaction

Business First, Progressive and certain of their respective directors, executive officers and employees may, under the SEC’s rules, be deemed to be participants in the solicitation of proxies of Progressive’s shareholders in connection with the proposed transaction. Information about Business First’s directors and executive officers is available in its definitive proxy statement relating to its 2025 annual meeting of shareholders, which was filed with the SEC on April 9, 2025, and other documents filed by Business First with the SEC. Other information regarding the persons who may, under the SEC’s rules, be deemed to be participants in the solicitation of proxies of Progressive’s shareholders in connection with the proposed transaction, and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus regarding the proposed transaction and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.